EX-23.2  AUDITORS CONSENT

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

TO: American BriVision Holding Corporation (previously known as Metu Brands, Inc.)

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 31, 2015 included in American BriVision Holding Corporation (previously known as Metu Brands, Inc.)  Annual Report on Form 10-K for the year ended September 30, 2015, and to all references to our Firm included in this Registration Statement.

/s/ John Scrudato CPA,

Scrudato & Co., PA

Califon, NJ

February 17, 2016